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                        CONSENT OF INDEPENDENT AUDITORS

                                  Exhibit 23.1

We consent to the incorporation by reference in the Registration Statements (Form S-3) and related Prospectuses of Equity Office Properties Trust for the registration of: 137,427 common shares of beneficial interest (registration statement no. 333-69619); 6,854,451 common shares of beneficial interest (registration statement no. 333-62213); 20,210,129 common shares of beneficial interest (registration statement no. 333-59069); 6,000,000 5.25% Series B convertible, cumulative preferred shares of beneficial interest (registration statement no. 333-61105); $1.5 billion common shares of beneficial interest, preferred shares of beneficial interest, common share warrants and preferred share warrants (registration statement no. 333-58729); 1,628,009 common shares of beneficial interest (registration statement no. 333-58687); and 8,205,059 common shares of beneficial interest (registration statement no. 333-40401);
and in the Registration Statements (Form S-8) pertaining to Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan (registration statement no. 333-72187) and the Amended and Restated 1997 Share Option and Share Award Plan, (registration statement no. 333-72205), of our report dated February 9, 1999, except for Note 23, as to which the date is February 16, 1999, with respect to the consolidated financial statements and schedule of Equity Office Properties Trust and Equity Office Predecessors included in the 1998 Annual Report (Form 10-K) of Equity Office Properties Trust.

                                                       ERNST & YOUNG LLP




Chicago, Illinois
March 17, 1999